Moody National REIT I, Inc. 8-K

EXHIBIT 99.1

Dear Moody National REIT I, Inc. Investors:

On behalf of the Board of Directors of Moody National REIT I, Inc. please allow me to personally express my appreciation that you have entrusted Moody with your business. Please know that we are humbled by the responsibility to wisely steward your funds to the best of our abilities, as we seek to preserve and grow your equity.

Please allow me to provide a brief update on a disposition and a few recent acquisitions in the Moody National REIT I, Inc. portfolio:

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Residence Inn by Marriott Perimeter Center – Atlanta, GA: The REIT acquired this hotel on May 27, 2010, for a total purchase price of $8.34 million. This acquisition yielded a 10.0% cash-on-cash return during its holding period.* The REIT then sold the Residence Inn Perimeter Center for $9.15 million on August 23, 2012, which yielded a leveraged IRR of 16.4%.

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Homewood Suites by Hilton – The Woodlands (Houston), TX: The REIT acquired the hotel on November 8, 2012, for a purchase price of $13.47 million. This acquisition has yielded a 9.5% cash-on-cash return based on the trailing twelve months ending April 30, 2013.*

●
Hyatt Place- Germantown (Memphis), TN: The REIT acquired the hotel on April 9, 2013, for a purchase price of $11.74 million. Based on the trailing twelve months Net Operating Income (NOI), the in place cash-on-cash return at the time of acquisition was 10.7%.*

●	Hyatt Place- North Charleston, SC: The REIT acquired the hotel on July 2, 2013 for a purchase price of $12.27 million.

*The cash-on-cash return is calculated by dividing the cash flow after debt service for the period referenced by the total equity investment in the property.  Cash flow after debt service is derived from subtracting the debt service, which is the principal plus interest payment on the note, from the net operating income.  For purposes of this calculation, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Hotels continue to be trading below their historic pricing levels. This creates tremendous buying opportunities today; while a supply-demand imbalance is placing pressure on room rates.  As a result, PKF Hospitality Research projects RevPAR growth rates of 6.0% and 8.4%, from 2013 and 2014, respectively. The hotel space has the greatest supply-demand imbalance among all major real estate classes; demand has exceeded supply every quarter since Q1 2010, and supply will not catch up to demand over the next three years according to PKF.

We recognize that you have many options for investing your hard-earned money, and we are grateful for the opportunity to serve you as Moody National REIT I, Inc. capitalizes on the continued growth within the hospitality industry.

Warm regards,

Brett Moody